UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: November 10, 2006

(Date of earliest event reported)

ABIOMED, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-2743260
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification Number)

0-20584

(Commission File Number)

22 Cherry Hill Drive

Danvers, MA 01923

(Address of Principal Executive Offices, including Zip Code)

(978) 777-5410

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01. Other Events.

In connection with our acquisition of Impella CardioSystems AG on May 10, 2005, we agreed to make certain contingent payments. If the Company’s stock price was between $15 and $18 as of the 18-month anniversary of the closing date, based on the average of the daily volume weighted average price per share for the 20 trading days prior to November 10, 2006, the Company would have been required to issue additional consideration equal to the difference between $18 and such average stock price, multiplied by approximately 4.2 million shares, subject to adjustment as described herein and in the agreement. As the average of the daily volume weighted average price per share for the 20 trading days prior to November 10, 2006 did not fall within this range, we are not required to make additional contingent payments based on the 18 month anniversary.

There were provisions in the agreement that would reduce this amount to the extent that the Impella stockholders have, prior to the 18-month date, sold any of the shares we issued to them at the closing. Based on the number of shares sold by the former Impella stockholders, the 4.2 million shares used to calculate the potential payment has been reduced to approximately 3.4 million shares. For example:

•	if the average stock price on the 18-month date was $16, the Company would be obligated to pay additional consideration of approximately $6.8 million,

•	if the average stock price on the 18-month date was $17, the Company would be obligated to pay additional consideration of approximately $3.4 million, and

•	if the average stock price on the 18-month date was outside of the $15 to $18 range, the Company would not be obligated to pay any additional consideration.

This potential payment based on the 18 month anniversary that we are not required to make is separate from other potential milestone payments we may be required to make in the future in connection with the acquisition of Impella related to FDA approvals of the Impella 2.5 and 5.0 products and unit sales of Impella products, as described in further detail in our most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABIOMED, Inc.

By:  /s/ Daniel J. Sutherby

        Daniel J. Sutherby

        Chief Financial Officer

Date: November 16, 2006